Exhibit 99.1
For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001
Adam Friedman, Adam Friedman Associates
212-981-2529, ext. 18
EMISPHERE TECHNOLOGIES, INC. ANNOUNCES
2007 FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS
Conference Call/Webcast to be Held Wednesday, March 19 at 10:00 AM EDT
CEDAR KNOLLS, N.J. — March 17, 2008 — Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced its financial results for the fourth quarter and year ended December 31, 2007.
Emisphere will host a conference call to discuss fourth quarter results at 10:00 AM EDT Wednesday, March 19, 2008. A live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-710-4011 (United States and Canada) or 1-913-312-0947 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available following the conference call by calling 1-888-203-1112 (United States and Canada) or 1-719-457-0820 (International). The conference replay PIN is 3149335.
FOURTH QUARTER FINANCIAL RESULTS
Emisphere reported a net loss of $3.9 million, or $0.13 per basic and $0.18 per diluted share for the quarter ended December 31, 2007, compared to a net loss of $3.0 million, or $0.11 per basic and $0.30 diluted share for the quarter ended December 31, 2006. The fourth quarter operating loss was $7.5 million, compared to an operating loss of $8.4 million for the same period last year.
Total operating expenses were $7.8 million for the 2007 fourth quarter, a decrease of $0.9 million or 11% compared to the same period last year. Total operating expenses include research and development costs of $4.2 million (a decrease of $0.5 million or 11% compared to last year’s fourth quarter) and general and administrative expenses of $3.3 million (an increase of $0.2 million or 7% compared to the same period last year). Other income for the fourth quarter of 2007 was $3.6 million, compared to income of $5.4 million in the fourth quarter of 2006.
Cash, cash equivalents, restricted cash and investments held as of December 31, 2007 were $14.1 million, a net decrease of $7.4 million from such amounts held on December 31, 2006.

The Company anticipates that its existing capital resources are sufficient to enable it to continue operations through July 2008. Consequently, the audit opinion on its financial statements contained a going concern explanatory paragraph again in 2007. NASDAQ Marketplace Rule 4350(B) requires companies to make a public announcement through the news media disclosing the receipt of such opinion. However, the audit report does not take into account any potential future cash inflows. “Emisphere has implemented aggressive cost control initiatives and management processes to extend our cash runway. We are also pursing new, as well as enhanced, collaborations and are exploring other financing options with the objective of minimizing shareholder dilution and business disruption,” said Michael V. Novinski, President and Chief Executive Officer.
YEAR END FINANCIAL RESULTS
Emisphere reported a net loss of $16.9 million, or $0.58 per basic share and $0.76 per diluted, for the year ended December 31, 2007, compared to a net loss of $41.8 million, or $1.58 for both basic and diluted shares for the year ended December 31, 2006. Revenue for 2007 was $4.1 million, compared to $7.3 million during 2006.
Total operating expenses, excluding the net proceeds from the settlement of the Lilly litigation of $11.9 million, were $36.6 million for the year ended December 31, 2007 (an increase of $2.2 million or 6% compared to the year ended December 31, 2006). Total operating expenses include research and development costs of $21.1 million (an increase of $2.2 million or 12% compared to last year) and general and administrative expenses of $14.5 million (an increase of $2.8 million or 24% compared to last year). Other income for the year ended December 31, 2007 was $3.7 million, compared to other expense of $14.6 million in the year ended December 31, 2006.
Weighted average basic shares outstanding for the year ended December 31, 2007 were 29 million and 29.1 diluted, versus 26.5 million for both basic and diluted December 31, 2006.
CORPORATE AND PRODUCT DEVELOPMENTS
Emisphere recently announced that animal studies have demonstrated proof of concept that absorption of oral Vitamin B12 using the Company’s proprietary eligen® Technology is 15-30 times greater than with the same dose of oral Vitamin B12 administered alone. The Company believes this data demonstrates a potential commercial avenue for its technology that can have a positive impact on the lives of patients.
There are at least five million people in the United States receiving 40 million B12 injections annually to treat a variety of debilitating medical conditions, and at least an additional five million people are consuming over 600 million tablets of B12 of various strengths annually. The Company believes that 40 million injections suggests a need for an oral B12 preparation that can deliver therapeutic levels of B12, and that the megadoses being consumed as tablets are further evidence of this need. The Company’s current timeline includes conducting clinical human trials beginning as early as the third quarter of 2008.

Emisphere has two Phase III product candidates based on the compound Salmon Calcitonin in collaboration with Novartis Pharma AG and its development partner, Nordic Bioscience. One product relates to the prevention of osteoporosis and the other product relates to the prevention of osteoarthritis. The osteoarthritis product has the potential to be the first disease-modifying drug that could halt progression of the illness, rather than treating symptoms. Both product candidates use Emisphere’s eligen® delivery technology to provide Salmon Calcitonin as a convenient oral medication.
Emisphere has two product candidates in Phase II, oral Heparin and oral Insulin, about which the Company is conducting an ongoing evaluation of all strategic options. The Company will provide specific conclusions as more information emerges.
Emisphere has six product candidates in Phase I:
•	An Investigational New Drug (“IND”) application was filed by Genta Incorporated with the FDA on Gallium on July 31, 2007; a Gallium Phase I study began in third quarter 2007

•	An Acyclovir study will generate data in the second quarter 2008 that we and a partner will review

•	Satiety and oral glucose challenge studies for both GLP-1 and PYY were started in humans with data expected during the second quarter of this year

•	Parathyroid Hormone and Recombinant Human Growth Hormone continue on a development path in collaboration with Novartis Pharma AG
Emisphere conducts a variety of preclinical research and development programs, both in collaboration with pharmaceutical and biotechnology companies and independently. These programs are subject to continuous review to determine whether the collaborative projects should continue and whether the independent projects are appropriate for further development or licensing.
“Our goal is to bring our technology to a commercial level as soon as possible,” said Mr. Novinski. “We believe that Vitamin B12 presents an ideal opportunity to drive early commercialization while we continue to explore other compounds in our pipeline.”
ABOUT EMISPHERE TECHNOLOGIES, INC.
Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® Technology. These molecules and compounds could be currently available or are in preclinical or clinical development. Such molecules or compounds usually cannot be delivered by the oral route of administration or the benefits of these compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. The eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. The web site is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-Looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, or Emisphere’s ability to fund such efforts with or without partners. Emisphere undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 17, 2008, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 7, 2007 (file no. 000-17758), for the quarter ended June 30, 2007, filed on August 7, 2007 (file No. 000-17758), and for the quarter ended September 30, 2007, filed on November 6, 2007 (000-17758).

EMISPHERE TECHNOLOGIES, INC.
Selected Financial Information
For the three and twelve months ended December 31, 2007 and 2006
(in thousands, except share and per share data)
Condensed Statements of Operations

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$299	$283	$4,077	$7,259

Costs, expenses and income from settlement of lawsuit:
Research and development	4,228	4,727	21,076	18,892
General and administrative expenses	3,263	3,036	14,459	11,693
Loss/(gain) on disposal of fixed assets	35	6	35	2
Depreciation and amortization	233	916	1,048	3,800
Income from settlement of lawsuit, net	—	—	(11,890)	—

Total costs, expenses and income from settlement of lawsuit	7,759	8,685	24,728	34,387

Operating loss	(7,460)	(8,402)	(20,651)	(27,128)

Other income and (expense):
Beneficial conversion of convertible security	—	—	—	(12,215)
Investment and other income	296	419	1,281	1,302
Change in fair value of derivative instruments	3,956	5,574	5,057	(1,390)
Interest expense	(684)	(606)	(2,615)	(2,335)

Total other income and (expense)	3,568	5,387	3,723	(14,638)

Net loss	$(3,892)	$(3,015)	$(16,928)	$(41,766)

Net loss per share, basic	$(0.13)	$(0.11)	$(0.58)	$(1.58)

Net loss per share, diluted	$(0.18)	$(0.30)	$(0.76)	$(1.58)

Weighted average shares outstanding, basic	30,333,722	28,204,021	29,039,101	26,474,072

Weighted average shares outstanding, diluted	30,339,491	29,016,663	29,128,013	26,474,072

Condensed Balance Sheets

	December 31,	December 31,
	2007	2006
	(unaudited)	(unaudited)
Assets:
Cash, cash equivalents, restricted cash and investments	$14,100	$21,533
Accounts receivable	240	216
Prepaid expenses and other current assets	1,035	1,082

Total current assets	15,375	22,831
Equipment and leasehold improvements, net	2,074	2,652
Purchased technology, net	1,555	1,794
Other assets	477	815

Total assets	$19,481	$28,092

Liabilities and stockholders’ deficit:
Current liabilities	$5,507	$9,454
Notes payable	27,320	24,744
Other long-term liabilities	328	—
Stockholders’ deficit	(13,674)	(6,106)

Total liabilities and stockholders’ deficit	$19,481	$28,092

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